Exhibit 4

ENTERPRISE BANCORP, INC.

EMPLOYEE STOCK PURCHASE PLAN

The questions and answers set forth below constitute the Enterprise Bancorp, Inc. Employee Stock Purchase Plan in its entirety.

Purpose

1.             What is the purpose of the Plan?

The purpose of the Plan is to provide our employees with a convenient and economical method to purchase shares of our common stock, without payment of any form of brokerage commissions or service charges.

Advantages and Disadvantages

2.                                      What are some of the advantages of the Plan?

As more fully described in the answers to several of the questions that follow:

•                  All employees of Enterprise Bancorp, Inc. and our subsidiaries, including Enterprise Bank and Trust Company, are automatically eligible to enroll in the Plan.

•                  You may purchase shares through the Plan by means of automatic payroll deductions and, once you have enrolled in the Plan, through optional cash payments as well.

•                  All cash dividends paid on shares held through the Plan will automatically be reinvested in additional shares of our common stock.

•                  You will not pay any brokerage commissions or service charges in connection with purchases through the Plan.

•                  Your payment amounts will be fully invested, because the Plan provides for both full and fractional shares to be credited to your account.

•                  The Plan provides for simplified record keeping and regular statements of account for shares credited under the Plan.

•                  Some or all of the shares held in your Plan account may be sold at any time without the issuance of any paper stock certificates or the involvement of a stockbroker.

•                  You may withdraw some or all of the shares held in your Plan account at any time and choose to either continue to hold the shares in book-entry form through the Plan Administrator (meaning without the issuance of any stock certificate to you) or to have a paper stock certificate issued and delivered to you for such shares.

3.                                      Are there any disadvantages to enrolling in the Plan?

As more fully described in the answers to several of the questions that follow:

•                  When you purchase shares under the Plan, whether through automatic payroll deduction or by optional cash payment, the funds held by the Plan Administrator pending the purchase of shares may be exposed to changes in market conditions for a longer period of time than if you purchased shares on your own through a broker.

•                  We will not pay you any interest on funds held by the Plan Administrator, whether through automatic payroll deduction or by optional cash payment, during the period pending the purchase of shares with such funds.

•                  If you wish to receive cash dividends on any of the shares held under the Plan, rather than to have such dividends automatically reinvested in additional shares, you must withdraw the shares from your Plan account.

•                  You cannot pledge any shares held in your Plan account unless and until you have withdrawn the shares from the Plan.

•                  You generally will pay tax on the amount of any brokerage commissions that we pay in connection with your purchases of shares under the Plan.

4.                                      Does participation in the Plan involve any risk?

The investment risk to you as a participant in the Plan is the same as with any other investment in shares of our common stock.  If you purchase shares through the Plan, you lose any advantage that may be otherwise available from being able to select the timing of your investment.  You should also recognize that, like any investment, we cannot assure you of any future profit or dividend or otherwise protect you against any future loss on the shares purchased through the Plan.

Administration

5.                                      Who administers the Plan?

Computershare Trust Company, Inc. administers the Plan.  The Plan Administrator will purchase and hold shares of our common stock acquired through the Plan, maintain records, send statements of account and perform other duties relating to the Plan.  Enterprise Bancorp, Inc. and the Plan Administrator are not affiliated.  The Plan Administrator does not make a market in our common stock.

Shares that you purchase through the Plan will be held in an account in your name with the Plan Administrator.  You may withdraw some or all of these shares at any time.  During the time that the shares you purchase through the Plan are held in your Plan account, they are registered on our books in the name of the Plan Administrator or one of its nominees.

We may replace the Plan Administrator at any time.  If the Plan Administrator ceases to administer the Plan, we will make such other arrangements as we deem appropriate for the administration of the Plan.

You may send inquiries and transaction requests (other than requests relating to payroll deductions) to the Plan Administrator by regular mail or express overnight delivery or by telephone.

Inquiries and transaction requests that are sent to the Plan Administrator by regular mail should be sent to the following address:

Computershare Plan Managers

Computershare Trust Company, Inc.

P.O. Box 7802

Edison, New Jersey 08818-7802

Inquiries and transaction requests that are sent to the Plan Administrator by express overnight delivery should be sent to the following address:

Computershare Plan Managers

Computershare Trust Co., Inc.

Attn: Correspondence Team

101 Fieldcrest Avenue

Raritan Plaza III

Edison, New Jersey 08837

Inquiries and transaction requests that are made to the Plan Administrator by telephone should be made to the toll-free telephone number that will be provided to you in connection with your enrollment in the Plan.

Questions or requests regarding payroll deductions should be addressed to our Human Resources Department.  Any other questions or correspondence concerning the Plan should be addressed to the Plan Administrator at the applicable address above or at the telephone number provided to you when you enroll in the Plan.

Participation

6.                                      Am I eligible to participate in the Plan?

If you are a current employee of Enterprise Bancorp, Inc. or any of our subsidiaries, including Enterprise Bank and Trust Company, you are eligible to participate in the Plan.

7.                                      How do I participate in the Plan?

You may join the Plan by completing and signing a paper-based Enrollment and Payroll Deduction Authorization Form and returning this form directly to our Human Resources Department or, to the extent made available through our HR information system, by completing the on-line form and procedure for Plan enrollment and automatic payroll deduction.  Regardless of the method you use for enrollment, your initial enrollment in the Plan must include authorization for automatic payroll deduction.  A paper-based Enrollment and Payroll Deduction Authorization Form may be obtained directly from our Human Resources Department.

You must furnish your social security number when opening a Plan account.  It will be kept confidential by us as well as by the Plan Administrator.

If you choose to enroll in the Plan, you must have an amount deducted from your paycheck to equal not less than $10.00 nor more than $2,000.00 for each calendar month (or not less than $120.00 nor more than $24,000.00 annually).

If you choose to make an optional cash payment at any time while you are enrolled in the Plan, then any such optional cash payment must be sent directly to the Plan Administrator and must be not less than $10.00 nor more than $2,000.00.  See also the response to Question 14 below for additional information on optional cash payments.

8.                                      When may I enroll in the Plan?

As an employee of Enterprise Bancorp, Inc. or any of our subsidiaries, including Enterprise Bank and Trust Company, you are eligible to enroll in the Plan immediately upon the commencement of your employment as well as at any time during your employment period.

Regardless of when you enroll, the Plan Administrator must receive funds for initial investment by no later than one business day prior to an applicable investment date in order for the funds to be invested and the purchased shares to be transferred to your Plan account as of such date.  For an explanation of what is an “applicable investment date”, see the response to Question 13 below.  Your initial investment under the Plan will be accomplished by means of your first automatic payroll deduction following the date of your enrollment in the Plan.

Costs

9.                                      Are there any expenses in connection with purchases under the Plan?

You do not pay any brokerage commissions, service charges or any other fees on shares you purchase through the Plan, including purchases through the automatic reinvestment of dividends paid on shares held in your Plan account.  We pay all costs of administration of the Plan.

You may instruct the Plan Administrator to sell or transfer shares held in your Plan account at any time.  Shares will be sold at the then current market price.  In connection with any such sale, the Plan Administrator may impose a transaction fee and/or brokerage commission based on its then-current rates.  Any such fee and/or commission will be automatically deducted from your sale proceeds when your payment check is mailed to you.

Purchases of Shares under the Plan

10.                               Where will the shares that are purchased under the Plan come from?

The Plan Administrator will purchase shares of our common stock in the open market, in privately negotiated transactions with third parties or directly from us.  We will specifically reserve for issuance under the Plan, and register with the Securities and Exchange Commission for such issuance, 5,000 shares of our common stock.

We will determine on a quarterly basis the manner in which the Plan Administrator purchases shares under the Plan.

11.                               What will be the price of the shares purchased under the Plan?

The price per share of our common stock purchased under the Plan will be determined as follows:

•                  For shares purchased in the open market or in privately negotiated transactions with third parties, the weighted average of the actual prices that the Plan Administrator pays for all of the common stock purchased for an applicable investment date.

•                  For shares purchased directly from us, the average of the high and low prices for our common stock as reported on NASDAQ for the five trading days immediately preceding the applicable investment date.

12.                               How many shares will I be purchasing through the Plan?

The number of shares that you purchase depends on several factors, including the following:

•                  The amount of your payroll deduction;

•                  The amount of any optional cash payment that you may make; and

•                  The purchase price of the shares for the applicable investment date.

The Plan Administrator will credit your account with a number of shares, including fractions calculated to four decimal places, equal to the total amount to be invested divided by the applicable purchase price.  There is no limit on the number of shares that may be purchased in the open market under the Plan.  The only limit on the number of shares that may be purchased directly from us under the Plan is the number of shares registered with the SEC for issuance under the Plan.

The shares purchased for you under the Plan will be held separately from any other shares of our common stock that you may purchase (or have purchased previously) outside of the Plan.

13.                               When will purchases of shares be made under the Plan?

Purchases under the Plan will be made on a monthly basis.

When shares are purchased in the open market or through private negotiation with third parties, the transfer of shares to accounts under the Plan will be made as soon as practicable after the required number of shares have been acquired by the Plan Administrator.

When shares are purchased directly from Enterprise Bancorp, Inc., the transfer of such shares to accounts under the Plan will be made by the close of business on the next business day following the date of purchase.

Each day on which any purchased shares are transferred to accounts under the Plan, regardless of the manner in which the shares are purchased, is an “applicable investment date” for purposes of the Plan.

Regardless of the manner in which shares are purchased for your account under the Plan, dividend and voting rights with respect to such purchased shares will ordinarily commence on the applicable investment date.

NO INTEREST WILL BE PAID BY EITHER ENTERPRISE BANCORP, INC. OR THE PLAN ADMINISTRATOR ON ANY FUNDS HELD UNDER THE PLAN PENDING THE PURCHASE OF SHARES.

Optional Cash Payments

14.                               How do optional cash payments work?

While you are enrolled in the Plan, which initially requires automatic payroll deduction, you have the option of delivering an additional cash payment of not less than $10.00 nor more than $2,000.00 at any time to the Plan Administrator; provided, however, that the aggregate amount of any optional cash payments that you may deliver to the Plan Administrator during any calendar month plus all automatic payroll deductions during such month may not exceed $2,000.  If the Plan Administrator receives in any calendar month an amount that is in excess of this $2,000 maximum permissible amount, whether through automatic payroll deductions, optional cash payments or a combination of both, then the Plan Administrator will return the excess amount to you without interest.

After you have enrolled initially in the Plan, with accompanying automatic payroll deduction, you may choose at any time to terminate your automatic payroll deduction and continue your participation in the Plan.  If you maintain your participation in the Plan without automatic payroll deduction, then the only way you may purchase additional shares through the Plan is by means of optional cash payments.

Any optional cash payment must be made by check or money order, payable to the Plan Administrator, and mailed to the Plan Administrator at the applicable address provided in the response to Question 5 above.

Subject to the limitations described in the preceding paragraphs, the Plan Administrator will use any optional cash payments that you may deliver to the Plan Administrator during any calendar month to purchase shares, including fractional shares calculated to four decimal places, on the applicable investment date for credit to your Plan account.  Any optional cash payments must be received by the Plan Administrator not later than the last business day preceding an applicable investment date to be effective on such date.

NO INTEREST WILL BE PAID ON ANY OPTIONAL CASH PAYMENTS.

You may stop the investment of any optional cash payment (and receive a refund of that amount) if the Plan Administrator receives your written request for a refund no later than 48 hours prior to the applicable investment date.

If your check is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such funds void and without effect and will immediately remove from your account any shares purchased upon the prior credit of such funds.  The Plan Administrator may then sell such shares to satisfy any uncollected amounts.  If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator will be entitled to sell additional shares from your account to satisfy the uncollected balance.

Reports

15.                               How will I be advised of my purchases of shares through the Plan?

Your quarterly account statement, which is described further in the response to Question 16 below, will include information on each of the purchases made during the period covered by the statement.

16.                               What  statements or reports will I receive for shares held under the Plan?

The Plan Administrator will send you a quarterly account statement showing the activity and balance in your Plan account.  Your account statement will also show the total number of shares you have purchased through the Plan to date during the calendar year, as well as the total number of shares held in your Plan account as of the most recent applicable investment date.

The final quarterly statement for each year will show all pertinent information for that calendar year.  You should keep this statement for tax purposes.  The Plan Administrator may charge you a fee if you request additional copies of your prior account statements.

You will also receive copies of the same communications sent to every other stockholder of Enterprise Bancorp, Inc., including quarterly reports, annual reports, notices of stockholders’ meetings and proxy statements, and income tax information for reporting dividends paid by Enterprise Bancorp, Inc.

Dividends on Shares held under the Plan

17.                               Will I be credited with dividends on shares held in my account under the Plan?

Yes.  We pay dividends, if and as declared by our Board of Directors, to the record holders of all shares of our common stock.  As the record holder for all participants under the Plan, the Plan Administrator will be entitled to receive dividends paid on all shares credited to Plan accounts on any given dividend record date.  As explained further in the response to Question 18 below, all dividends paid on shares held under the Plan will automatically be reinvested into additional shares.

18.                               Will shares held under the Plan be subject to automatic dividend reinvestment?

Yes.  All dividends paid on shares that you acquire through the Plan, whether by automatic payroll deduction or by optional cash payment, will be automatically reinvested into additional shares of our common stock.  Shares must be in your Plan account as of a given dividend record date to receive the dividend for reinvestment purposes on the corresponding dividend payment date.

You may elect at any time to receive cash dividends on some or all of your shares held under the Plan by withdrawing the shares from the Plan.  If you choose to withdraw any shares held under the Plan, you may continue to hold the shares in book-entry form with the Plan Administrator (meaning without the issuance to you of any paper stock certificate) or you may choose to have a stock certificate issued to you for these shares.

Certificates for Shares

19.                               Will paper certificates be issued for shares purchased through the Plan?

We will not issue certificates for shares that you purchase through the Plan.  These shares will be held in book-entry form with the Plan administrator.  Your account statement will show the number of shares held in your Plan account.  In addition to minimizing the administrative costs of the Plan, this book-entry form of ownership protects against loss, theft or destruction of stock certificates.

However, you may at any time request that the Plan Administrator issue you a certificate for any whole number of shares, up to the number of full shares credited to your Plan account.  The Plan Administrator will generally issue certificates approximately three (3) business days after it has received your request.  Any such request should be given to the Plan Administrator in writing at the applicable address provided in the response to Question 5 above or by phone at the telephone number provided to you when you enroll in the Plan.

Future cash dividends on any shares for which you request a stock certificate will not be reinvested under the Plan, inasmuch as these shares will have been withdrawn from the Plan.  If you request certificates for less than all of the shares in your Plan account, any remaining full shares and fractional shares will remain in your Plan account and will remain subject to automatic dividend reinvestment.

We may terminate your participation in the Plan and pay you cash for your fractional share interest if your Plan account is less than one whole share as a result of any withdrawals or sales of shares held in the Plan.

Shares credited to your Plan account may not be pledged or assigned while held in the Plan, and any such pledge or assignment will be void.  If you wish to pledge or assign your Plan shares you must request that certificates for such shares be issued in your name.

We will not issue certificates for fractional shares under any circumstances.

20.                               In whose name will accounts be maintained and certificates registered when issued?

Accounts will be maintained in your name as designated on the Enrollment and Payroll Deduction Authorization Form at the time you enroll in the Plan.  If we issue any stock certificates for shares held in your Plan account, they will be registered in your name as it appears on your Plan account.

You may ask the Plan Administrator to issue a certificate in a name other than the Plan account name, but you must comply with any applicable laws and you must pay any applicable taxes.  You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

You may also transfer shares held in your Plan account to another person.  Transfers can be made in book-entry form or a certificate will be issued and sent to the new owner by first class mail.  Any person to whom you transfer any of the shares held in your Plan account will not be permitted to hold the shares under the Plan, unless that person is also an employee of Enterprise Bancorp, Inc. or one of its subsidiaries, including Enterprise Bank and Trust Company.

Changing Methods of Participation and Withdrawing from the Plan

21.                               How can I change my method of participation?

You may change whether or not you participate in the Plan through automatic payroll deduction at any time by contacting our Human Resources Department.

22.                               May I withdraw from the Plan?

Yes.  The Plan is entirely voluntary and you may withdraw at any time.

23.                               How do I withdraw from the Plan?

You may withdraw from the Plan at any time by contacting the Plan Administrator in writing at the applicable address provided in the response to Question 5 above or by phone at the telephone number provided to you when you enroll in the Plan.  When you withdraw from the Plan, you may choose to continue to hold your shares through book-entry form through the Plan Administrator or to receive a certificate for all of the whole shares held in your Plan account and a cash payment for any fractional share interest credited to your Plan account.  The value of such shares, whether held in book-entry or certificate form, and any cash payment received in lieu of a fractional share interest may be greater than, equal to, or less than the amount you paid for such shares and any fractional share interest.

If the Plan Administrator receives your request to withdraw from the Plan at least three business days before any dividend payment date, then you will receive cash dividends on the whole shares withdrawn from your Plan account.

If the Plan Administrator receives your request to withdraw from the Plan less than three business days before any dividend payment date, then the Plan Administrator will process your request as promptly as practicable, but your cash dividend will be reinvested into additional shares.

If, during the calendar month in which you request to withdraw from the Plan, but prior to your delivering your request to withdraw to the Plan Administrator, you have delivered to the Plan Administrator an optional cash payment, the Plan Administrator will return the optional cash payment to you without interest.

If you are participating in the Plan with automatic payroll deduction, then you must also notify our Human Resources Department if you intend to withdraw from the Plan.

You may elect to re-enroll in the Plan at any time while you are an employee of Enterprise Bancorp, Inc. or any of our subsidiaries, including Enterprise Bank and Trust Company, pursuant to the procedures outlined in the responses to Questions 7 and 8 above.

24.                               What happens to the shares held in my Plan account when I withdraw from the Plan?

When you withdraw from the Plan, you may choose to continue to hold some or all of your shares, including any fractional share interest, in book-entry form through the Plan Administrator or to receive a certificate for your whole shares and a cash adjustment representing any fraction of a share held in your Plan account.  Any such stock certificate and check for such cash adjustment will be mailed directly to you at the address indicated in your request to withdraw, if any, or to the address for you then appearing in the Plan Administrator’s records.  The fractional share cash payment will be based on the last sale price of our common stock as reported on NASDAQ as of the business day on which the withdrawal request is received and processed.

25.                               May I discontinue automatic dividend reinvestment on shares withdrawn from the Plan without terminating my participation in the Plan?

Yes.  As long as you maintain at least one whole share in your Plan account, you may continue to participate in the Plan while having discontinued automatic dividend reinvestment on all of the shares that you have withdrawn from your Plan account.

26.                               May Enterprise Bancorp, Inc. terminate my participation in the Plan?

Your participation in the Plan will automatically terminate if you are no longer employed by Enterprise Bancorp, Inc. or one of our subsidiaries, including Enterprise Bank and Trust Company.  As explained further in the response to Question 34 below, we may also choose to terminate the Plan generally for all participants at any time.

Sales of Plan Shares

27.                               How do I sell any of the shares I have acquired through the Plan?

Subject to the restrictions described in the response to Question 33 below, if you wish to sell any or all of the shares held in your Plan account at any time, you may instruct the Plan Administrator to sell these shares by calling the toll-free telephone number provided to you when you enroll in the Plan or by mailing a written request for the sale to the Plan Administrator at the applicable address provided in the response to Question 5 above.

If you wish to sell all of the shares credited to your Plan account, you must first withdraw from the Plan in accordance with the procedures described in the response to Question 23 above.

As with purchases made in the open market, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker.  Sales will be made no less than once a week and may be made as often as daily at the discretion of the Plan Administrator.  The selling price will not be known until the sale is completed.  The proceeds of the sale, less any transaction fee and/or brokerage commission that may be charged by the Plan Administrator in connection with the sale, will be sent to you by check within four business days following the sale.

You should be aware that the price of our common stock may fluctuate during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market.  Instructions to sell any of the shares held in your Plan account sent to the Plan Administrator may not be rescinded.

If you wish to sell any shares held in your Plan account or that you have received upon withdrawal from the Plan, you may also use the services of an independent broker that is not affiliated with the Plan Administrator.  If you wish to sell any of your Plan shares using an independent broker, then you must first request that the shares be converted to certificate form (see also the response to Question 19 above), and then you must deliver the stock certificate(s) to the broker through whom you are selling the shares.

Tax Consequences

28.                               What are the material federal income tax consequences of participating in the Plan?

You may realize gain or loss for federal income tax purposes whenever you sell any of the shares held in your Plan account.  The amount of such gain or loss will be the difference between the amount realized from the sale and your tax basis for the shares sold.  The amount realized will be your gross proceeds less any transaction fee and brokerage commission and any transfer taxes you may pay.  Subject to limitations contained in the Internal Revenue Code, any administrative fees and charges you incur upon the sale of shares may also be deductible if you itemize deductions on your federal income tax return.

The tax basis for federal income tax purposes of shares that you purchase through the Plan, whether by means of automatic payroll deduction or with any optional cash payment, will be equal to the purchase price of the shares.  The tax basis of any shares acquired with reinvested dividends will be equal to the fair market value of the shares as of the applicable dividend payment date.

If a sale is made not more than one year after acquisition, any gain (or loss) may be taxed as short-term capital gain (or loss).  If the sale is made after one year, the gain (or loss) may be taxed as a long-term capital gain (or loss).  The holding period for shares acquired pursuant to the Plan will begin on the applicable investment date.

Reinvestment of cash dividends paid on shares held under the Plan does not relieve you of liability for any income tax which may be payable on such dividends.  You will be treated for federal income tax purposes as having received on any dividend payment date the amount of the cash dividend that was reinvested to purchase additional shares under the Plan, even though you do not actually receive such amount in cash.

We will in the first instance pay for any costs incurred by the Plan Administrator in purchasing shares in the open market under the Plan, including any brokerage commissions.  Your respective amount of these costs will be taxable to you as miscellaneous income and your tax basis in the shares so purchased will be increased by the amount of this income that you are treated as having received for federal income tax purposes.

You will not realize taxable income simply for receiving any certificates for whole shares credited to your account under the Plan.  However, if you withdraw from the Plan and receive the proceeds from the sale of a fractional share credited to your account, you may realize a gain or loss with respect to such fractional interest.  You may also realize gain or loss upon your sale of any shares following any such withdrawal from the Plan.

We believe the foregoing is an accurate summary of the material federal income tax consequences of your participation in the Plan as of the date the Plan has been adopted by our Board of Directors.  This summary, however, may not reflect every possible situation that could result from participation in the Plan.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE AND LOCAL TAX CONSEQUENCES RESULTING FROM YOUR PARTICIPATION IN THE PLAN AND ANY SUBSEQUENT DISPOSAL BY YOU OF SHARES PURCHASED PURSUANT TO THE PLAN.

We urge you to keep copies of your Plan account statements to assist you in complying with applicable federal, state and local income tax laws.  The foregoing summary is subject to superseding changes in law and regulation and neither we nor the Plan Administrator is obligated to inform you of any such changes.

Other Information

29.                               If Enterprise Bancorp, Inc. issues rights to purchase securities to the holders of our common stock, how will the rights on shares held under the Plan be handled?

If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the Plan Administrator will sell those rights relating to shares held under the Plan and invest the proceeds in additional shares of our common stock on the next monthly purchase date.  If such rights may not be resold or do not otherwise detach from the common stock, the Plan Administrator will hold those rights for your benefit.

30.                               What happens if Enterprise Bancorp, Inc. declares a stock split or stock dividend?

The Plan Administrator will add to your Plan account any shares resulting from a stock split or stock dividend on shares you hold under the Plan.  We will issue any shares resulting from a stock split or stock dividend on shares that you may hold outside of the Plan in the same manner as we would if you were not participating in the Plan.  Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or other corporate action.

31.                               How will my shares held under the Plan be voted at meetings of shareholders?

You will receive a proxy card covering all of the shares credited to your Plan account as well as all of the shares registered in your name that are not within the Plan.  If the proxy card is returned properly signed and marked for voting, all of the shares covered by the proxy card will be voted as marked.  You may also choose to vote all such shares in person at shareholders’ meetings.

If a proxy card is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any items, all of your shares will be voted (to the extent legally permissible) in accordance with the recommendations of our Board of Directors.  This procedure is consistent with the actions taken with respect to other stockholders who do not participate in the Plan and who return properly signed proxy cards and do not provide voting instructions.  If the proxy card is not returned, or if it is returned unsigned or improperly signed, none of your shares covered by the proxy card will be voted unless you or your duly appointed representative votes in person at the meeting.

32.                               If I am an executive officer, are my purchases under the Plan subject to the requirements of Section 16 of the Securities Exchange Act of 1934?

If you are one of our executive officers who ordinarily would report your purchases and sales of our common stock to the SEC in accordance with the reporting obligations and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, your purchases of shares through the Plan will be exempt from such reporting obligations and short-swing profit recovery provisions if such purchases are made by means of automatic payroll deductions.  Purchases made by any optional cash payment remain subject to the reporting obligations and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as are all sales of shares held in your Plan account.

33.                               Are there any restrictions that apply to sales of shares held under the Plan?

If you are considered an “affiliate” of Enterprise Bancorp, Inc. for purposes of the federal securities laws, then the same restrictions that apply to your sales of our common stock generally will also apply to sales of shares that you hold under the Plan.  An “affiliate” of an issuer of securities under the federal securities laws is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer.  The directors and executive officers of an issuer of securities are ordinarily considered “affiliates” of the issuer.  If you are an affiliate of Enterprise Bancorp, Inc., then you may not publicly re-offer shares acquired under the Plan except in accordance with the requirements of the SEC’s Rule 144 or pursuant to an effective “resale” registration statement.  We have no present intention of filing any such registration statement.  Consequently, if you are one of our affiliates, we recommend that you not engage in any sale of shares held under the Plan that would constitute a public re-offering of the shares unless the sale complies with the requirements of the SEC’s Rule 144.

If you are not considered an affiliate of Enterprise Bancorp, Inc. and you otherwise comply with all relevant federal and state securities laws and regulations, you are free to sell some or all of the shares you hold under the Plan at any time in accordance with the procedures described in the response to Question 27 above.

If you are an executive officer who ordinarily would report your purchases and sales of our common stock to the SEC in accordance with the reporting obligations of Section 16 of the Securities Exchange Act of 1934, you must report all sales of shares held in your Plan account pursuant to the requirements of Section 16 and all such sales remain subject to the short-swing profit recovery provisions of Section16.

34.                               May the Plan be changed or terminated?

While we currently intend to continue the Plan indefinitely, we may amend, suspend, modify or terminate the Plan at any time and for any reason.  Our Board of Directors may also increase the number of shares that may be issued directly by us under the Plan.  We will send you written notice of any amendment, suspension, modification or termination of the Plan.  No such event will affect any shares then credited to your Plan account, except that upon any whole or partial termination of the Plan, certificates for whole shares credited to your Plan account may be issued to you and a cash payment made for any fractional share interest.

The Plan Administrator may resign at any time upon reasonable notice to us in writing.  We may elect and appoint at any time a new Plan Administrator to administer the Plan.

35.                               Who interprets and regulates the Plan?

Any questions of interpretation arising under the Plan will be determined by Enterprise Bancorp, Inc. in our sole discretion and any determination that we make will be final.  We may adopt rules and regulations to facilitate the administration of the Plan.

The terms and conditions of the Plan and its operation will be governed by the laws of the Commonwealth of Massachusetts.

If it appears to us that you are using or contemplating the use of the Plan in a manner or with an effect that, in our sole judgment and discretion, is not in the best interests of Enterprise Bancorp, Inc. or our other stockholders, then we may instruct the Plan Administrator not to purchase any of, or a portion of, the shares for which you have tendered payment.  Such payment (or the portion thereof not to be invested in shares) will be returned to you as promptly as practicable without interest.  Under such circumstances, we may also act to terminate your participation in the Plan.

36.                               How can I obtain answers to other questions regarding the Plan?

Any additional questions regarding the Plan that you may have now or at any time in the future should be addressed to the Plan Administrator at the applicable address provided in the response to Question 5 above or at the telephone number provided to you when you enroll in the Plan or to our Human Resources Department.